UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 14, 2018 (June 13, 2018)

ALR TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-30414

(Commission File No.)

7400 Beaufont Springs Drive

Suite 300

Richmond, Virginia 23225

(Address of principal executive offices) (Zip Code)

(804) 554-3500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
ITEM 8.01	OTHER EVENTS.

On September 25, 2017 the Company announced that it had authorized a private placement up to $5 million for the issuance of convertible debentures that are convertible into shares of common stock at a price of $0.05 per share (the “Note”).

On June 13, 2018 the Chairman and Chief Executive Officer (the “Chairman”) of the Company accepted a proposal from the board of directors of the Company to purchase the $5,000,000 convertible debenture financing (the “Financing”). The Note will be convertible for a period of 5 years into common shares of the Company’s capital stock at a price of $0.05 per share. The Note will bear interest at a rate of 8 percent per annum and will be repayable in 4 equal semi-annual instalments starting 42 months after its issuance until maturity. The Note will be transferable or saleable by the Chairman or other holder thereof, in whole or in part, at any time without notice to the Company.

The Company and the Chairman will now negotiate a definitive agreement to implement the Note with the customary terms, conditions and representations of a commercial lending agreement based on the terms indicated in this Form 8K. The closing of the issue and sale of the Note will not occur until such time that is 30 days subsequent to the confirmation of the Company’s first commercial sale of its diabetes management software program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of June 2018.

ALR TECHNOLOGIES INC.

BY:	SIDNEY CHAN
Sidney Chan
Chief Executive Officer and Chairman of the Board of Directors